Exhibit 10.20

Triangle

ASSIGNMENT

This Assignment is made as of the 23rd day of December, 2005 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of MB LONGVIEW TRIANGLE, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under into that Agreement of Sale dated as of June 23, 2005, as amended, and entered into by Kimco Longview, LLC, a Delaware limited liability company and Assignor, as Buyer (collectively, the “Agreement”), for the sale and purchase of the property described by the Agreement, located in the City of Longview, State of Washington.

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:

INLAND REAL ESTATE ACQUISITIONS, INC.
an Illinois corporation

By:	/s/ Lou Quilici
Name:	Lou Quilici
As Its:	SR. VP

ASSIGNEE:

MB LONGVIEW TRIANGLE, L.L.C., a Delaware
limited liability company

By:	Minto Builders (Florida), Inc.,
a Florida corporation, its sole member

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Its:	Treasurer